                                                                      EXHIBIT 11
                                                                      ----------

Kirkpatrick & Lockhart LLP                     1800 Massachusetts Avenue, NW
                                               Second Floor
                                               Washington, DC 20036-1800
                                               202.778.9000
                                               www.kl.com


ARTHUR C. DELIBERT
(202) 778-9042
DELIBEAC@KL.COM

                               December 15, 2000

Legg Mason Value Trust, Inc.
100 Light Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

         You have requested our opinion, as counsel to Legg Mason Value Trust, Inc., a Maryland corporation (the "Acquiring Fund"), as to certain matters regarding the Shares of the Acquiring Fund to be issued in the reorganization of LM Value Institutional Portfolio (the "Acquired Fund"), a series of LM Institutional Fund Advisors II, Inc. (the "Company"), a Maryland corporation, into the Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between the Acquiring Fund, and the Company, on behalf of the Acquired Fund (the "Agreement"). The Agreement provides for the Acquired Fund to transfer its assets to the Acquiring Fund in exchange solely for the issuance of Shares and the Acquiring Fund's assumption of the liabilities of the Acquired Fund. (As used in this letter, the term "Shares" means the Institutional Class and Financial Intermediary Class shares of common stock of the Acquiring Fund issued in fulfillment of the Agreement.)

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Company's Articles of Incorporation, dated January 20, 1982 as supplemented August 1, 1994, August 27, 1997 and March 9, 1999, and as amended September 17, 1999 and

Legg Mason Value Trust, Inc.
December 15, 2000
Page 2

November 17, 2000, and Bylaws, dated January 20, 1982, as amended May 13, 1988 and February 19, 1992, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

         Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Acquiring Fund and that, when issued and sold in accordance with the terms contemplated by the Acquiring Fund's registration statement on Form N-14 ("Registration Statement"), including receipt by the Acquiring Fund of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

         We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                             Very truly yours,



                                             KIRKPATRICK & LOCKHART LLP

                                      -2-